Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

David L. Piazza
Vice President, Finance
703.742.5312
dpiazza@quadramed.com

QUADRAMED CORPORATION ANNOUNCES

CONSOLIDATION OF CEO AND COO POSITIONS

RESTON, VA – (November 1, 2004) – QuadraMed® Corporation (Amex: QD) today announced that it will consolidate the Chief Executive Officer and Chief Operating Officer positions effective December 31, 2004. Lawrence P. English, current Chairman and Chief Executive Officer will assume both roles. Michael S. Wilstead, current President and Chief Operating Officer, will step down from his responsibilities at that time.

“Mike fully concurs with this action and has agreed to support me through the transition which will begin immediately,” stated English. He added, “In August of this year, Mike and I began to evaluate the need for two highly compensated executives in a company our size. We concluded that the Company had evolved to the point where it could function well if the positions of CEO and COO were combined. We considered which of us should leave and we presented our analysis to the Board. The final decision involved many factors including Mike’s desire to continue to live in Utah, my east coast proximity to our headquarters in Reston, Virginia and the close personal ties I have to the investor community.”

English concluded, “This decision is fully supported by the other senior executives in the company. Mike’s presence will be missed, but he and I both recognize, as we know all of our fellow employees do, that the company must control its costs and make optimum use of its resources. This action is consistent with those goals.”

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient access management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of more than 900 professionals whose experience and dedication to service have earned QuadraMed the trust and loyalty of customers at more than 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

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